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                            DRIFTWOOD VENTURES, INC.
                                14363 Park Drive
                            Surrey, British Columbia
                                 Canada V3R 5P2


July 31, 2006

U.S. Securities & Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.W.
Washington, D.C. 20549
Mail Stop 0305

Attention:   Thomas Kluck, Division of Corporation Finance

Dear Sirs:

Re:      Driftwood Ventures, Inc.  -  Registration Statement on Form SB-2 - File
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         No. 333-124829
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Further to our telephone  conversation,  we provide an updated  consent from the independent accountant regarding the inclusion of its audit report and the reference to them as an expert in our registration statement.

         Yours truly,

         /s/ Steven Chan

         Driftwood Ventures, Inc.
         Steven Chan, President